Exhibit 10.2
July 15, 2023

Paul Ziegler

Paul,

We are excited to extend you an offer for the position of President and Chief Executive Officer. The following outlines the terms of our employment offer to you:

Position:	President and Chief Executive Officer.
Reporting To	This position will report and be responsible to the Company’s Board of Directors.
Start Date	July 15, 2023.
Compensation:
Base Salary: An annual salary in the amount of $600,000.00, payable in accordance with the Company’s standard payroll practices.

Performance Bonus: You will also be eligible (but not entitled) to receive a target performance bonus of 100% of the base salary, with a threshold of 50% and a maximum of 200% of the base salary. Actual incentive compensation may range from 0% - 200% of the target based on performance to goals. For the calendar year 2023, the performance bonus, if any, will be pro-rated based on your start date in this position.

Long-Term Incentives
Long-Term Equity Incentive: You will receive a restricted stock unit (RSU) grant of 1,200,000 shares under the terms and conditions set forth in a separate grant agreement and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”). During the periods of your full employment with the Company, the award will vest over a 2-year period. 50% of the award will vest 12 months after the grant date, and the final 50% will vest 24 months after the grant date. Your grant date will be July 15, 2023, or the following business day.

Long-Term Cash Incentive: Your target long-term cash incentive is $1,200,000.00 which will vest in full at 36 months. The actual amount payable will be determined based on the extent to which individual and company goals are achieved. The individual and company goals for the Long-term cash incentive will be established through good faith collaboration between you and the Board of Directors.

Severance:
The Confidential Severance Agreement, dated March 14, 2023, remains in force.

Effective January 1, 2024, you will move to a revised Severance Agreement which will include the following provisions:

Change in Control Severance Payment. In the event your employment is terminated due to a Qualifying Termination within the Covered Period related to a Change in Control (“Change in Control Event”), ViewRay agrees to make a lump sum severance payment to Employee in an amount equal to the sum of: (a) 200% of Employee’s base salary; (b) the Employee’s then current target annual bonus. The Change in Control Severance Payment shall be paid in lump sum on ViewRay’s first payroll period beginning after the Effective Date.

Non-Change in Control Severance Payment. In the event your employment is terminated and such termination is by ViewRay Without Cause or by Employee with Good Reason and such termination is not due to a Qualifying Termination within the Covered Period related to a Change in Control (a “Non-Change in Control Event”), ViewRay agrees to make a severance payment to Employee in an amount equal to: (a) 150% of Employee’s annual base salary (the “Base Salary Severance Payment”); and (b) the pro-rata portion of Employee’s Annual Incentive Plan (“AIP”) bonus for the current fiscal year of the Separation Date, based on the date of separation during such fiscal year (the “AIP Severance Payment”). The Base Salary Severance Payment shall be paid in lump sum on ViewRay’s first payroll period beginning after the Effective Date. The AIP Severance Payment shall be made in accordance with the payment schedule for that period’s AIP.

Exhibit 10.2
Consistent with state law, your employment with the Company will be “at-will.” This means that your employment with the Company will not last for any specific period, and either you or the Company can terminate your employment without notice and for any reason or for no reason. This offer is expressly conditioned upon your successful completion of the Company’s pre-employment screening process, including references, a background check and drug screen (depending on the position). As part of your employment at the Company, you are required to sign the attached Confidentiality and Restrictive Covenant agreement, and at all times, you are required to comply with the Company’s corporate policies and procedures.

By accepting this offer, you represent and warrant that (i) you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company and (ii) you will not bring to the Company any confidential or proprietary information or material of any former employer; disclose or use such information or material in the course of your employment with the Company; or violate any other obligation to your former employers. Further, you agree to execute any and all documentation necessary for the Company to verify your right to work in the United States and to conduct a background check, and you expressly release the Company from any claim arising out of the Company’s verification of such information.

If you wish to accept this offer, please sign and return this letter. Your signature indicates your acceptance of the terms of this offer and the representations contained above. If you have any questions, feel free to call me.

Sincerely,

ViewRay Technologies, Inc.

By: Julianne Mast

Acknowledged and accepted:

_____________________________________________________

Paul Ziegler